EXHIBIT 99.1

                      JEFFERSON BANKSHARES, INC.

                 1995 LONG TERM INCENTIVE STOCK PLAN



                             ARTICLE I.
                ESTABLISHMENT, PURPOSE, AND DURATION

     1.1 ESTABLISHMENT OF THE PLAN. Jefferson Bankshares, Inc. (hereinafter referred to as the "Corporation"), a Virginia corporation, hereby establishes an incentive compensation plan to be known as the "1995 Long Term Incentive Stock Plan" (hereinafter referred to as the "Plan"), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards in the form of Performance Units and Performance Shares, and Other Stock Unit Awards.

         The Plan was adopted by the Board of Directors on December 13, 1994, and shall become effective as of January 1, 1995 (the "Effective Date"), subject to the approval by vote of shareholders of the Corporation in accordance with applicable laws. Awards may be granted prior to shareholder approval of the Plan, but each such Award shall be subject to the approval of the Plan by the shareholders.

     1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success of the Corporation and its Subsidiaries by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Corporation and with growth in shareholder value. The Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Key Employees upon whose judgment, interest, and special effort the successful conduct of the Corporation's operation is largely dependent.

     1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 12 herein, until December 31, 2004, at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date, which shall remain valid in accordance with their terms.


                               ARTICLE II.
                               DEFINITIONS

     2.1 DEFINITIONS. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

          (a) "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) "AGREEMENT" means a written agreement implementing the grant of each Award signed by an authorized officer of the Corporation and by the Participant.

          (c) "AWARD" means individually or collectively, a grant under this Plan of Nonqualified Stock

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Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock,
Performance Units, Performance Shares, or Other Stock Unit Awards.

          (d) "AWARD DATE" or "GRANT DATE" means the date on which an Award is made by the Committee under this Plan.

          (e) "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

          (f) "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Corporation.

          (g) "CHANGE IN CONTROL" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

               (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation; or

               (iii) Approval by the shareholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of its sale or other disposition of all or substantially all of the assets of the Corporation.

          (h) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.
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          (i) "COMMITTEE" means the Committee appointed by the Board to administer the Plan.

          (j) "CORPORATION" means Jefferson Bankshares, Inc. including all Affiliates and Subsidiaries, or any successor thereto as provided in Article 14 herein.

          (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          (l) "FAIR MARKET VALUE" on a particular date means as follows:

               (i) If the Common Stock is listed or admitted to trading on such date on the New York Stock Exchange, the mean between the high and low sales price of a share of Common Stock in consolidated trading as reported for such date in the WALL STREET JOURNAL--NEW YORK STOCK EXCHANGE COMPOSITE TRANSACTIONS; or

               (ii) If the Common Stock is not listed or admitted to trading on the New York Stock Exchange but is listed or admitted to trading on another national exchange, the mean between the high and low sales price of a share of Common Stock in consolidated trading as reported for such date in the WALL STREET JOURNAL with regard to securities listed or admitted to trading on such national exchange; or

               (iii) If the Common Stock is not listed or admitted to trading on any national exchange, the mean between the high and low sales price of a share of Common Stock as reported for such date in the WALL STREET JOURNAL with regard to NASDAQ issues or, if the Common Stock is publicly traded on such date but NASDAQ prices are not quoted for such date in the WALL STREET JOURNAL, the mean of the closing bid and asked prices of a share of Common Stock on such date as furnished by a professional market maker making a market in the Common Stock; or

               (iv) If in (i), (ii) or (iii) above, as applicable, there were no sales on such date reported as provided above, the respective prices on the most recent prior day on which a sales was so reported.

     In the case of an Incentive Stock Option, if the foregoing method of determining fair market value should be inconsistent with section 422 of the Code, "Fair Market Value" shall be determined by the Committee in a manner consistent with such section of the Code and shall mean the value as so determined.

          (m) "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Stock, granted under Article 6 herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.

          (n) "KEY EMPLOYEE" means an officer or other key employee of the Corporation or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Corporation and its Subsidiaries. Key Employee does not include directors of the Corporation who are not also employees of the Corporation or its Subsidiaries.

          (o) "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Stock, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.
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          (p) "OPTION" means an Incentive Stock Option or a Nonqualified Stock
Option.

          (q) "OTHER STOCK UNIT AWARD" means awards of Stock or other awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other securities of the Corporation.

          (r) "PARTICIPANT" means a Key Employee who has been granted an Award under the Plan.

          (s) "PERFORMANCE AWARD" means a performance-based Award, which may be in the form of either Performance Shares or Performance Units.

          (t) "PERFORMANCE SHARE" means an Award, designated as a Performance Share, granted to a Participant pursuant to Article 9 herein, the value of which is determined by the Fair Market Value of the Corporation's Stock in a manner deemed appropriate by the Committee and described in the Agreement.

          (u) "PERFORMANCE UNIT" means an Award, designated as a Performance Unit, granted to a Participant pursuant to Article 9 herein, the value of which is determined, in whole or in part, by the attainment of preestablished goals relating to Corporation financial or operating performance as deemed appropriate by the Committee and described in the Agreement but which is not determined by reference to the Fair Market Value of Common Stock.

          (v) "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article 8 herein.

          (w) "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

          (x) "PLAN" means the Jefferson Bankshares, Inc. 1995 Long Term Incentive Stock Plan as herein described and as hereafter from time to time amended.

          (y) "RELATED OPTION" means an Incentive Stock Option or a Nonqualified Stock Option granted in conjunction with the grant of a Stock Appreciation Right.

          (z) "RESTRICTED STOCK" means an Award of Stock granted to a Participant pursuant to Article 8 herein.

          (aa) "RULE 16B-3" means Rule 16b-3 adopted pursuant to Section 16(b) of the Exchange Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 adopted after the effective date of the Plan's adoption.

          (bb) "SECRETARY" means the officer designated as the Secretary of the Corporation.

          (cc) "STOCK" or "SHARES" or "COMMON STOCK" means the common stock of the Corporation.

          (dd) "STOCK APPRECIATION RIGHT" or "SAR" means an Award, designated as a Stock Appreciation Right, granted to a participant pursuant to Article 7 herein.

          (ee) "SUBSIDIARY" shall mean, with respect to any corporation, a subsidiary of that corporation within the meaning of Code section 424(f).


                                  ARTICLE III.
                                 ADMINISTRATION

     3.1  THE COMMITTEE

          (a) The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to the provisions of paragraph (b) below, the Committee shall be the Executive Compensation Committee unless the Board shall appoint another Committee to administer the Plan.

          (b) No person shall be appointed to or serve as a member of the Committee unless at the time of such appointment and service, such person shall be a "disinterested person," as defined in Rule 16b-3. Insofar as the Plan applies to or effects any executive officer of the Corporation (within the meaning of Item 402 of SEC Regulation S-K or any successor provision), the Plan shall be administered solely by "outside directors" within the meaning of Code
Section 162(m)(4)(C)(i).

     3.2 COMMITTEE POWERS. The Committee shall have all powers necessary or desirable to administer the Plan. The express grant in this Plan of any
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specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers:
(i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend, or waive rules or regulations for the Plan's administration; (v) to accelerate the exercisability of any Award, the end of a Performance Period or termination of any Period of Restriction; (vi) to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to the Participant, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the award; and (vii) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

     3.3 SELECTION OF PARTICIPANTS. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees as may be selected by it. Each Award shall be evidenced by an Agreement.

     3.4 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding.

     3.5  RULE 16B-3 REQUIREMENTS; CODE SECTION 162(M).
Any provision of the Plan to the contrary notwithstanding: (a) the Committee may impose such conditions on any Award, and the Board may amend the Plan in any such respects, as the Committee and the Board, respectively, may determine, on the advice of counsel, are necessary or desirable to satisfy the provisions of Rule 16b-3; (b) transactions by and with respect to officers and directors of the Corporation who are subject to Section 16(b) of the Exchange Act (hereafter, "Section 16 Persons") shall comply with any applicable conditions of Rule 16b-3 unless the Committee determines otherwise; (c) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code unless the Committee determines otherwise; (d) the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Code Section 162(m)(4)(C) as well as Awards that do not so qualify; and (e) any provision of the Plan that would prevent the Committee from exercising the authority referred to in clause (d) above or that would prevent an Award that the Committee intends to qualify as performance-based compensation under Code Section 162(m)(4)(C) from so qualifying shall be administered, interpreted and construed to carry out the Committee's intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

     3.6 INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation and its Subsidiaries.



                                 ARTICLE IV.
                          STOCK SUBJECT TO THE PLAN

     4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.4 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 750,000. No more than one-third of the aggregate number of such Shares shall be issued in connection with Restricted Stock Awards, Performance Awards, or Other Stock Unit Awards. Further, subject to Section 4.4, the maximum number of shares that may be issued pursuant to Awards made under the Plan to any Participant in a consecutive twelve month period shall not exceed 75,000. Except as provided in Sections 4.2 and 4.3 herein, the issuance of Shares in connection with the exercise of, or as other payment for, Awards under the Plan shall reduce the number of Shares available for future Awards under the Plan.

     4.2 LAPSED AWARDS OR FORFEITED SHARES. If any Award granted under this Plan terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan; provided that any such Stock shall be available for the grant of an Award to a Section 16 Person only if the forfeiting employee received no benefits of ownership such as dividends (but excluding voting rights) from the Stock or Rule 16b-3 would in the opinion of the Committee otherwise be satisfied.

     4.3 DELIVERY OF SHARES AS PAYMENT. In the event a Participant pays the Option Price for Shares pursuant to the exercise of an Option with previously acquired Shares, the number of Shares available for future Awards under the Plan shall be reduced only by the net number of new Shares issued upon the exercise of the Option; provided that the number of Shares available for future Awards to
Section 16 Persons under the Plan shall be reduced only by the net number of new Shares issued upon the exercise of the Option only if Rule 16b-3 would in the opinion of the Committee be satisfied.

     4.4 CAPITAL ADJUSTMENTS. If the outstanding Shares of the Corporation are increased, decreased or exchanged, through merger, consolidation, sale of all or substantially all of the property of the Corporation, reorganization, recapitalization, reclassification, stock dividend, stock split or other distribution in respect of such Shares, for a different number or kind of Shares, or if additional Shares or new or different Shares are distributed in respect of such Shares, an appropriate and proportionate adjustment shall be made by the Committee, whose determination shall be binding on all persons. The number and class of Shares subject to each outstanding Award, the Option Price and the aggregate number and class of Shares for which Awards thereafter may be made shall be subject to such adjustment. If the adjustment would produce fractional Shares with respect to any then outstanding Awards, the Committee may adjust appropriately the number of Shares covered by the outstanding Awards so as to eliminate the fractional shares. Any adjustments to be made with respect to Incentive Stock Options shall comply with Sections 422 and 424 of the Code.

                                   ARTICLE V.
                                   ELIGIBILITY


     Persons eligible to participate in the Plan include all employees of the Corporation and its Subsidiaries who, in the opinion of the Committee, are Key Employees. Key Employees may not include Directors of the Corporation who are not employees of the Corporation or its Subsidiaries.



                                 ARTICLE VI.
                                STOCK OPTIONS

     6.1 GRANT OF OPTIONS TO KEY EMPLOYEES. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. Subject to Section 4.1 above, the Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Key Employee, provided, however, that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which a Key Employee may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder.

     6.2 OPTION AGREEMENT. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability, or other termination of employment, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Nonqualified Stock Option not intended to be within the provisions of Section 422 of the Code.

     6.3 OPTION PRICE. The exercise price per share of Stock covered by an Option ("Option Price") shall be determined by the Committee subject to the following limitations. In the case of an ISO, the Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date or in the case of any optionee who, at the time such Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, not less than 110% of the Fair Market Value of such Stock on the date the Incentive Stock Option is granted. In the case of a NQSO, the Option Price shall not be less than 85% of the Fair Market Value of the Stock on the Grant Date. In no event shall the Option Price of any option be less than the par value of the Stock.

     6.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its Award Date and no Incentive Stock Option which is granted to any optionee who, at the time such Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporation, shall be exercisable after the expiration of five years from the date such Option is granted.

     6.5 EXERCISABILITY. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants. No Option, however, shall be exercisable until the expiration of at least twelve months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant, or as set forth in Article XI of this Plan.

     6.6 METHOD OF EXERCISE. Options may be exercised by the delivery of a written notice to the Corporation in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised. The Option Price shall be payable to the Corporation in full by the Participant who, if so provided in the Option Agreement, may: (i) deliver cash in satisfaction of all or any part of the Option Price; (ii) deliver, or cause to be withheld from the Option, Shares of Stock, valued at Fair Market Value on the date of exercise, in satisfaction of all or any part of the Option Price; or
(iii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to sell immediately some or all of the Shares acquired by exercise of the Option and to deliver promptly to the Corporation an amount of the sale proceeds (and in lieu of or pending a sale, loan proceeds) sufficient to pay the Option Price. For purposes of payment described in (iii) above, the exercise shall be deemed to have occurred on the date the Corporation receives the exercise notice, accompanied by the broker instructions.

     6.7  NONTRANSFERABILITY OF OPTIONS.

          (a) Except as specifically provided in the Agreement pursuant to subsection (b) or Section 15.2 below, no Options granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant to whom an Incentive Stock Option is granted, the Incentive Stock Option may be exercised only by the Participant.

          (b) The Committee may grant Nonqualified Stock Options (with or without tandem SARs) that are transferable during the lifetime of the Participant, provided that (i) no consideration is paid for the transfer and
(ii) no Options granted to persons subject to Section 16 of the Exchange Act may be transferable unless and except to the extent such transferability would not result in the loss of any Rule 16b-3 exemptions for nontransferable Options granted or to be granted under the Plan. The transferee of an Option shall be subject to all restrictions applicable to the Option prior to its transfer. The Agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on Stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.


                                ARTICLE VII.
                         STOCK APPRECIATION RIGHTS

     7.1 GRANT OF STOCK APPRECIATION RIGHTS. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants, at the discretion of the Committee, in any of the following forms:

          (a) In connection with the grant, and exercisable in lieu of Options ("Tandem SARs");

          (b) In connection with and exercisable in addition to the grant of Options ("Additive SARs");

          (c)  Independent of the grant of Options ("Freestanding SARs"); or

          (d) In any combination of the foregoing.

     7.2 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of

Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Tandem Option equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

          Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised and the Option Price of the Related Option.

     7.3 EXERCISE OF ADDITIVE SARS. Additive SARs shall be deemed to be exercised upon, and in addition to, the exercise of the Related Option. The deemed exercise of Additive SARs shall not reduce the number of Shares with respect to which the Related Option remains unexercised.

     7.4 EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs.

     7.5 OTHER CONDITIONS APPLICABLE TO SARS. No SAR granted under the Plan shall be exercisable until the expiration of at least twelve months after the Grant Date, except that such limitation shall not apply in the case of the death or disability of the Participant, or as set forth in Article XI of this Plan. In no event shall the term of any SAR granted under the Plan exceed ten years from the Grant Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (a) the Fair Market Value per Share on the Grant Date in the case of a Freestanding SAR or (b) the Option Price of the Related Option in the case of either a Tandem or Additive SAR. A SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

     7.6 PAYMENT UPON EXERCISE OF SARS. Subject to the provisions of the Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Corporation (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over
(B) either (x) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (y) the Option Price of the Related Option in the case of either a Tandem or Additive SAR.

          Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash if the Participant has so elected in his written notice of exercise, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor or similar rule, or as otherwise provided in the Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of an SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

     7.7  NONTRANSFERABILITY OF SARS.

          (a) Except as specifically provided in the Agreement pursuant to subsection (b) below or Section 15.2, no SARs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

          (b) The Committee may grant SARs that are transferable during the lifetime of the Participant provided that (i) no consideration is paid for the transfer, (ii) no SAR granted to persons subject to Section 16 of the Exchange Act may be transferable unless and except to the extent such transferability would not result in the loss of any Rule 16b-3 exemptions for nontransferable SARs granted or to be granted under the Plan, and (iii) if the SARs are Tandem SARs or Additive SARs, the Related Option is transferable.

     The transferee of an SAR shall be subject to all restrictions applicable to the SAR prior to its transfer. The Agreement granting the SAR shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable SAR such limitations and conditions as the Committee deems appropriate.


                                  ARTICLE VIII.
                                RESTRICTED STOCK

     8.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Participants receiving Restricted Stock Awards shall not be required to pay the Corporation therefor (except for applicable tax withholding) other than the rendering of services and/or until other conditions are satisfied as determined by the Committee in its sole discretion, unless required by applicable law.

     8.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by an Agreement that shall specify the Period of Restriction; the conditions which must be satisfied prior to removal of the restriction; the number of Restricted Stock Shares granted; and such other provisions as the Committee shall determine.

     8.3 TRANSFERABILITY. Except as provided in this Article 8 and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. No restriction shall be removed until the expiration of at least twelve months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant, or as set forth in Article XI of this Plan. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

     8.4 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

Alternatively, the Committee, in its sole discretion, may have Shares of Restricted Stock issued without legend and held by the Secretary until such time all restrictions are satisfied.

     8.5 CERTIFICATE LEGEND. In the event the Committee elects to legend the certificates representing Restricted Stock, and in addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

                   "The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 1995 Long Term Incentive Stock Plan of Jefferson Bankshares, Inc., in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated ____________________. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Jefferson Bankshares, Inc."

     8.6 REMOVAL OF RESTRICTIONS. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and/or upon the satisfaction of other conditions as determined by the Committee in its sole discretion. Once the Shares are released from the restrictions, the Participant shall be entitled to have removed any legend that may have been placed on certificates pursuant to Sections 8.4 and
8.5 herein.

     8.7 VOTING RIGHTS. During the Period of Restriction, Participants in whose name Shares of Restricted Stock are granted hereunder may exercise full voting rights with respect to those Shares.

     8.8 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants in whose name Shares of Restricted Stock are granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed.

     8.9 TERMINATION OF EMPLOYMENT DUE TO RETIREMENT. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Corporation or one of its Subsidiaries due to retirement defined as the earlier of attaining age 65, or age 55 plus at least 15 continuous years of service with the Corporation and with the consent of the Corporation, any remaining Period of Restriction applicable to the Restricted Stock Shares pursuant to Section 8.3 herein shall automatically terminate, and except as otherwise provided in Section 8.4 herein, the Shares of Restricted Stock shall thereby be delivered to such Participant free of restrictions.

     8.10 TERMINATION OF EMPLOYMENT DUE TO DEATH OR DISABILITY. In the event a Participant's employment is terminated because of death or disability during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Section 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein, the shares of Restricted Stock shall thereby be released and free of restrictions.

     8.11 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Corporation for any reason other than for death, disability, or retirement, as set forth in Section 8.9 and 8.10 herein, during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and, if held by the Participant, returned to the Corporation.

                                 ARTICLE IX.
                             PERFORMANCE AWARDS

     9.1 GRANT OF PERFORMANCE AWARDS. Subject to the terms and provisions of the Plan, Performance Awards in the form of either Performance Units or Performance Shares may be granted to Participants at any time and from time to time as shall be determined by the Committee. Subject to Section 4.1 above, the Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant; provided that on each date that any cash is paid to any Participant pursuant to Performance Units, the amount of cash shall be divided by the Fair Market Value of a share of the Common Stock, and the result shall be deducted from the number of shares that may be issued to such Participant under Section 4.1 above pursuant to Awards made to such Participant in the 12-month period in which such Performance Units were granted. Participants receiving Performance Awards shall not be required to pay the Corporation therefor (except for applicable tax withholding) unless required by applicable law.

     9.2 VALUE OF PERFORMANCE AWARDS. The Committee shall determine the number of Performance Units or Performance Shares granted to each Participant as a Performance Award. The Committee shall set performance goals in its discretion for each Participant who is granted a Performance Award. The extent to which such performance goals are met will determine the value of the Performance Unit or Performance Share to the Participant. Such performance goals may be particular to a Participant, may relate to the performance of the Subsidiary which employs him, may be based on the performance of the Corporation generally, or a combination of the foregoing. The performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee shall determine the time period during which the performance goals must be met ("Performance Period"), provided, however, that the Performance Period may not be less than twelve months from the Award Date. The terms and conditions of each Performance Award shall be set forth in an Agreement.

     9.3 SETTLEMENT OF PERFORMANCE AWARDS. After a Performance Period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof based on the degree to which the performance goals established by the Committee and set forth in the Agreement have been satisfied.

     9.4 FORM OF PAYMENT. Payment of the amount to which a Participant shall be entitled upon the settlement of Performance Award shall be made in cash, Stock, or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee.

     9.5 NONTRANSFERABILITY. Unless the Committee provides otherwise pursuant to
Section 15.2 below, no Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Subject to Section 11, all rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall not be exercisable until the expiration of twelve months after the Award Date and thereafter during his lifetime only by such Participant or his guardian or personal representative.

                                   ARTICLE X.
                            OTHER STOCK UNIT AWARDS

     10.1 GRANT. The Committee is authorized to grant to Participants, either alone or in addition to other Awards made under the Plan, Other Stock Unit Awards to be issued at such times, subject to or based upon achievement of such performance or other goals and on such other terms and conditions as the Committee shall deem appropriate and specify in the Agreement relating thereto, which need not be the same with respect to each Participant. Stock or other securities granted pursuant to Other Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

     10.2 SALE AND TRANSFERABILITY. Stock or other securities issued pursuant to Other Stock Unit Awards may not be sold by a Participant until the expiration of at least twelve months from the Award Date, except that such limitation shall not apply in the case of death or disability of a Participant, or as set forth in Article XI of this Plan. To the extent Other Stock Unit Awards are deemed to be derivative securities within the meaning of Rule 16b-3 under the Exchange Act, a Participant's rights with respect to such Awards shall not vest or be exercisable until the expiration of at least twelve months from the Award Date. To the extent an Other Stock Unit Award granted under the Plan is deemed to be a derivative security within the meaning of Rule 16b-3 of the Exchange Act, it may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution unless the Committee provides otherwise pursuant to Section 15.2 below. All rights with respect to such Other Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or personal representative.


                                ARTICLE XI.
                            CHANGE IN CONTROL

     In the event of a Change in Control of the Corporation, the Committee may, in its complete discretion, cause: (i) each Option then outstanding under the Plan to become fully exercisable and remain so for the duration of the Option as specified in the Agreement; (ii) all restrictions or conditions related to grants of Restricted Stock to be deemed immediately and fully satisfied and all certificates representing such Shares of Restricted Stock to be released or have any legend removed by the Secretary, and thereby become freely transferable; and
(iii) the acceleration or release of any or all restrictions or conditions related to an Award, in such a manner, in the case of Section 16 Persons, as to conform to the provisions of Rule 16b-3.

                            ARTICLE XII.
            AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

     12.1 AMENDMENT, MODIFICATION, AND TERMINATION. At any time and from time to time, the Board may terminate, amend, or modify the Plan. The Board is specifically authorized to amend the Plan and take such other action as it deems necessary or appropriate to comply with Code Section 162(m) and regulations issued thereunder. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules, or regulations.

     12.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan, other than pursuant to Section 4.4 herein, shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.


                                  ARTICLE XIII.
                                   WITHHOLDING

     13.1 TAX WITHHOLDING. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, State, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment under or as a result of this Plan.

     13.2 STOCK WITHHOLDING. To the extent the Code requires withholding upon the exercise of Nonqualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other similar taxable event, the Committee may permit or require, subject to any rules it deems appropriate, the withholding requirement to be satisfied, in whole or in part, with or without the consent of the participant, by having the Corporation withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined.


                                 ARTICLE XIV.
                                  SUCCESSORS

     All obligations of the Corporation under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.


                                  ARTICLE XV.
                                    GENERAL

     15.1 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. No Shares of Stock shall be issued or transferred pursuant to this Plan unless and until all legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Corporation, been complied with. In connection with any such issuance or transfer, the person acquiring the Shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect to such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

     15.2 EFFECT OF PLAN. The establishment of the Plan shall not confer upon any Participant any legal or equitable right against the Corporation, a Subsidiary, or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation or any of its Subsidiaries and any Participant. Participation in the Plan shall not give any Participant any right to be retained in the service of the Corporation or any of its Subsidiaries. No award and no right under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Committee may establish pursuant to the terms of the Plan, a beneficiary may be designated in respect to the Award in the event of the death of the holder of the Award and except, also, that if the beneficiary shall be the executor or administrator of the estate of the holder of the Award, any rights in respect to such Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Award or under the laws relating to descent and distribution.

     15.3 DISTRIBUTIONS. No Participant may exercise an Award or engage in any other transaction with respect to an Award or the Plan during the balance of the calendar year after the Participant receives a hardship distribution from a plan of the Corporation or a related party within the provisions of Code Sections 414(b),(c), (m) or (o) containing a cash or deferred arrangement under Section 401(k) of the Code, or during the following calendar year, if such exercise or other transaction would constitute an elective contribution or employee contribution to the Plan within the meaning of Treasury Regulation section 1.401(k)-1(d)(2)(iv)(B)(4). The preceding sentence shall not apply if and to the extent that the Committee determines it is not necessary to qualify any such plan as a cash or deferred arrangement under Section 401(k) of the Code.

     15.4 CREDITORS. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated, or encumbered.

     15.5 GOVERNING LAW. The Plan, and all Agreements hereunder, shall be governed, construed, and administered in accordance with and governed by the laws of the Commonwealth of Virginia and the intention of the Corporation is that ISOs granted under the Plan qualify as such under Section 422 of the Code.

     15.6 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                  AMENDMENT TO

                           JEFFERSON BANKSHARES, INC.

                       1995 LONG TERM INCENTIVE STOCK PLAN


         The Jefferson Bankshares, Inc. 1995 Long Term Incentive Stock Plan (the "Plan") is hereby amended as follows:

         1.       Section 4.1 of Article IV is amended to provide as follows:

                  4.1 NUMBER OF SHARES AND LIMITATION ON CERTAIN GRANTS. Subject to adjustment as provided in Section 4.4 herein:

                           (a) The maximum aggregate number of Shares that may
                  be issued pursuant to Awards made under the Plan shall not exceed 750,000. No more than one-third of the aggregate number of such Shares shall be issued in connection with Restricted Stock Awards or Other Stock Unit Awards and the maximum number of shares that may be issued pursuant to Awards made under the Plan to any Participant in a consecutive twelve month period shall not exceed 75,000.

                           (b) The maximum number of Shares with respect to
                  which Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights or other Awards denominated in Shares may be granted in any calendar year to a Participant in the Plan is 75,000.

                           (c) Except as provided in Section 4.2 and 4.3 herein,
                  the issuance of Shares in connection with the exercise of grants or as payment for Awards under the Plan shall reduce the number of Shares available for future grants or Awards under the Plan.

         2. Section 6.6.(ii) of Article VI is amended to provide as follows:

                  (ii) deliver Shares of Stock that the participant has owned for at least six months (valued at Fair Market Value on the date of exercise), or cause to be withheld from the Option, Shares of Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the Option Price.

         3. Section 8.3 of Article VIII is amended to change the reference to "twelve months" to "thirty-six months."

         4. Article IX is deleted and not replaced and references in the Plan to Performance Shares and Performance Units are hereby deleted.

         5. The term "other securities" as used in Section 2.1(q) of Article II,
Article X, and elsewhere in the Plan is hereby deleted.

         6. Section 13.2 of Article XIII is amended to provide as follows:

                  13.2 STOCK WITHHOLDING OR DELIVERY. As an alternative to making a cash payment to the Corporation to satisfy tax withholding obligations, the Committee may establish procedures permitting the Participant to elect to (i) deliver shares of Shares of Stock owned by the Participant for at least six months (valued at their Fair Market Value on the date of delivery), or (ii) have the Corporation retain that number of Shares of Stock (valued at their Fair Market Value as of the date specified in the Committee's procedures) that would satisfy all or a specified portion of the Participant's federal, state and local tax withholding liabilities arising with respect to the Award in the year it becomes subject to tax. Any such election shall be made only in accordance with procedures established by the Committee.

         This Amendment adopted June 27, 1995 is effective as though originally incorporated in the Plan document as approved by the Board of Directors and the shareholders of Jefferson Bankshares.

                                                 JEFFERSON BANKSHARES, INC.



                                                 By:  _______________________
                                                      President and
                                                      Chief Executive Officer